Exhibit 99

Contacts:	(Analysts) Jeff Siemon 763.764.2301

(Media) Bridget Christenson
763.764.6364 or media.line@genmills.com

GENERAL MILLS ELECTS ALICIA S. BOLER DAVIS TO BOARD OF DIRECTORS

MINNEAPOLIS (November 7, 2016) – General Mills (NYSE:GIS) today announced the election of Alicia S. Boler Davis to its board of directors.

Boler Davis currently serves as executive vice president, Global Manufacturing at General Motors, where she leads approximately 180,000 employees in more than 30 countries. She is a member of the GM Executive Leadership Team, the Opel Supervisory Board and the GM Korea Board of Directors.

“Alicia brings to our board a strong technical background in manufacturing, engineering, and quality, coupled with a passion for putting the consumer first to drive results in a highly competitive industry,” said Ken Powell, General Mills Chairman and CEO. “Her insights and experience will be invaluable as we continue to expand the impact of our global Consumer First strategy and deliver sustainable, long-term growth and returns for General Mills shareholders.”

Prior to her current position, Boler Davis was senior vice president, Global Connected Customer Experience at General Motors. Earlier in her career, Boler Davis served in various positions of increasing responsibility in manufacturing, engineering, and product development at General Motors. She has held a number of plant manager roles in the U.S. and was the first African-American woman to be a plant manager at a General Motors vehicle manufacturing facility. In February 2012, she was promoted to vice president, U.S. Customer Experience and later that year her responsibilities were expanded to include Global Quality. Under her leadership, General Motors implemented a customer-centric focus on quality and established processes across the enterprise to quickly respond to customer needs and preferences. Prior to joining General Motors, Boler Davis held engineering positions at The Upjohn Company and PepsiCo, Inc.

With the election of Boler Davis, General Mills has added seven new independent directors in the past two years with diverse backgrounds and leadership experiences in consumer goods and other relevant industries. These new directors enhance the board’s depth and expertise across key areas including operations, finance, marketing, international business, health and wellness, public policy, investment management, private equity and corporate governance.

“Our board and management team are focused on delivering market-leading growth, margin expansion and top-tier shareholders returns,” said Powell. “Our board appointments reflect our continued commitment to achieving high levels of performance as we execute our strategic plan and deliver long-term shareholder value.”

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie’s, Yoplait, Nature Valley, Fiber One, Haagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills had fiscal 2016 worldwide sales of US $17.6 billion, including the company’s US $1.0 billion proportionate share of joint-venture net sales.

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